Calculation of Filing Fee Tables
S-8
CISCO SYSTEMS, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	In respect of substituted restricted stock units: Common Stock, par value $0.001 per share	Other	118,097	$ 114.08	$ 13,472,505.76	0.0001381	$ 1,860.55
2	Equity	In respect of substituted options: Common Stock, par value $0.001 per share	Other	56,721	$ 11.26	$ 638,678.46	0.0001381	$ 88.20
Total Offering Amounts:						$ 14,111,184.22		$ 1,948.75
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,948.75
Offering Note
[1]	(1) Represents shares subject to issuance in connection with restricted stock units outstanding under the Astrix Security Ltd. 2021 Share Incentive Plan (the "Astrix Plan"), and assumed by the Registrant on June 29, 2026 pursuant to the Share Purchase Agreement by and among Cisco Systems, Inc., Astrix Security Ltd., the shareholders of Astrix Security Ltd. set forth on Schedule A thereto and the Holders' Agent (as that term is defined therein), dated as of May 3, 2026 (the "Share Purchase Agreement"). (2) This Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable in respect of the securities identified in the table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's common stock. (3) Calculated solely for the purposes of this offering under Rule 457(c) and (h) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low prices of the Registrant's common stock as reported on The Nasdaq Global Select Market on July 6, 2026. (4) Rounded up to the nearest cent. (5) The Registrant does not have any fee offsets.

[2]	(1) Represents shares subject to issuance in connection with unvested options outstanding under the Astrix Plan, and assumed by the Registrant on June 29, 2026 pursuant to the Share Purchase Agreement. (2) This Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable in respect of the securities identified in the table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's common stock. (3) Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the options. (4) Rounded up to the nearest cent. (5) The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources